WM High Yield Fund

Defaults and Arrears on Senior Securities


Security					Nature of Default		Date of Default		Amount of Default

Century Communications Corporation,
    Sr. Note,
    8.750% due 10/01/2007			Chapter 11			  10/31/2002		          $291

Olympus Communications LP, Series B,
    Sr. Note,
    10.625% due 11/15/2006		Chapter 11			  05/15/2002		          $212

Olympus Communications LP, Series B,
    Sr. Note,
    10.625% due 11/15/2006		Chapter 11			  10/31/2002		          $215

												          $718




						Amount Per
						   Share in
						   Arrears

Century Communications Corporation,
    Sr. Note,
    8.750% due 10/01/2007				    $0.0063

Olympus Communications LP, Series B,
    Sr. Note,
    10.625% due 11/15/2006			    $0.0093